Exhibit 23.2

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Microvast Holdings, Inc. (f/k/a Tuscan Holdings Corp.) on Amendment No. 2 to Form S-1 (File No. 333-258978) of our report dated March 24, 2021, except for the effects of the restatement discussed in Note 2, and the subsequent events discussed in Note 12 as to which the date is May 28, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of Tuscan Holdings Corp. as of December 31, 2020 and 2019 and for each of the years ended December 31, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on October 18, 2021 and, accordingly, we have not performed and audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus which part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

November 1, 2021